Unaudited Financial Statements of
MTH Mortgage, LLC
December 31, 2014 and 2013

MTH Mortgage, LLC

MTH Mortgage, LLC

BALANCE SHEETS

December 31,

	2014	2013
ASSETS
Current Assets:
Cash	$3,228,205	$4,233,525
Trust account	100	150
Accounts receivable	1,508,529	660,451
Prepaid expenses	49,166	54,849

Total current assets	4,786,000	4,948,975

Property and Equipment, net	81,508	48,754

Total assets	$4,867,508	$4,997,729

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities:
Accounts payable	$1,399	$245
Accrued compensation and benefits	1,052,163	439,773
Accrued expenses and other current liabilities	89,302	41,918
Amounts due to Related Parties	466,261	—
Distributions payable	2,908,383	—

Total current liabilities	4,517,508	481,936

Members' Equity:
Members' equity	350,000	4,515,793

Total liabilities and members' equity	$4,867,508	$4,997,729

See accompanying notes to the unaudited statements.

MTH Mortgage, LLC

STATEMENTS OF INCOME

For the Years Ended December 31,

	2014	2013

Revenue	$26,515,232	$24,345,028

Expenses:
Personnel expense	6,769,243	5,013,297
General and administrative expense	625,115	398,964
Direct expense to broker loans	2,498,400	1,598,400
Occupancy expense	351,033	202,816
Depreciation expense	26,904	20,168

Total operating expense	10,270,695	7,233,645

Net operating income	16,244,537	17,111,383

Other income and expense:
Interest income	—	135
Franchise tax expense	(36,321)	(29,340)

Total other income and expense	(36,321)	(29,205)

Net income	$16,208,216	$17,082,178

See accompanying notes to the unaudited statements.

MTH Mortgage, LLC

STATEMENT OF MEMBERS’ EQUITY

For the Years Ended December 31, 2013 and 2014

Members' equity, December 31, 2012	$265,434

Net income	17,082,178

Distribution to members	(12,831,819)

Members' equity, December 31, 2013	4,515,793

Net income	16,208,216

Distribution to members	(20,374,009)

Members' equity, December 31, 2014	$350,000

See accompanying notes to the unaudited statements.

MTH Mortgage, LLC

STATEMENTS OF CASH FLOWS

For the Years Ended December 31,

	2014	2013
Cash flows from operating activities
Net income	$16,208,216	$17,082,178
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	26,904	20,168
Changes in current assets
Accounts receivable	(848,078)	453,254
Trust Account	50	—
Prepaid expenses and other current assets	5,683	(14,536)
Changes in current liabilities
Accounts payable	1,154	(1,699)
Amounts due to related parties	466,261	—
Accrued compensation and benefits	612,390	47,038
Accrued expenses and other current liabilities	47,384	2,561

Total adjustments	311,748	506,786

Net cash provided by operating activities	16,519,964	17,588,964

Cash flows from investing activities:
Acquisition of property and equipment	(59,658)	(31,967)
Certificate of deposit	—	51,436
Net cash provided by/(used in) investing activities	(59,658)	19,469

Cash flows from financing activities:
Distributions payable	2,908,383	—
Distributions to members	(20,374,009)	(14,561,820)
Net cash used in financing activities	(17,465,626)	(14,561,820)

Net (decrease) increase in cash	(1,005,320)	3,046,613

Cash at beginning of period	4,233,525	1,186,912

Cash at end of period	$3,228,205	$4,233,525

SUPPLEMENTAL DISCLOSURE OF NONCASH
FINANCING ACTIVITIES
(Decrease)/increase in distributions payable	$2,908,383	$(1,730,001)

See accompanying notes to the unaudited statements.

MTH Mortgage, LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE 1 – NATURE OF OPERATIONS

MTH Mortgage, LLC (the “Company” or “MTH”) was incorporated in Arizona on October 23, 2000, as an Arizona limited liability company (“LLC”). The Company was created through a joint-venture between imortgage.com, Inc. (“imortgage”) and Meritage Homes Corporation (“Meritage Homes”) whereby imortgage and Meritage Homes each own 45% and 55% of the Company, respectively. Effective September 30, 2013, there was a change in ownership in which imortgage transferred its 45% ownership in MTH to loanDepot.com, LLC dba imortgage (“loanDepot dba imortgage”) in conjunction with the acquisition of imortgage by loanDepot.com, LLC. Effective March 1, 2014, there was a change in ownership whereby loanDepot dba imortgage and Meritage Homes owns 35% and 65%, respectively.

The Company is a mortgage loan broker providing loan origination services to lenders and derives income from fees paid by lenders for the successful funding and closing of a loan for a consumer that originated through MTH.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

Cash and cash equivalents

For purposes of the statements of cash flows, cash equivalents include time deposits, certificates of deposit, and all highly liquid debt instruments with original maturities of 3 months or less. As of December 31, 2014 and 2013, the Company did not have any cash equivalents.

Escrow funds held in trust

Funds received by the Company in connection with open escrows are deposited in separate trust bank accounts. These trust funds are not available for operating purposes. The Company did not receive funds in connection with new open escrows during the years ended December 31, 2014 and 2013, respectively.

MTH Mortgage, LLC

NOTES TO FINANCIAL STATEMENTS - CONTINUED

December 31, 2014 and 2013

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Recognition of revenue

The Company’s revenues are derived from fees paid by lenders for the closing of a loan originated through the Company. The Company recognizes revenue on lender fees upon the closing of the related escrow for a loan.

Accounts receivable

Accounts receivable are stated amounts due from lenders for lender fees earned upon the closing of a loan. The Company determines the allowance for doubtful accounts by considering the length of time accounts receivable are past due, previous loss history and the specific customer’s ability to pay its obligation. The Company writes off accounts receivable when management deems them uncollectible. There were no write-offs during the years ended December 31, 2014 and 2013. There was no allowance for doubtful accounts as of December 31, 2014 and 2013.

Property and equipment

Property and equipment are stated at cost. Depreciation is computed using the straight–line method over useful lives of 5 to 7 years. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation or amortization are removed from the accounts, and any resulting gain or loss is reflected in earnings for the period. Repairs and maintenance are charged to expense as incurred.

Income taxes

Under federal and applicable state laws, taxes based on income of an LLC treated as a partnership are payable by the LLC’s members individually. MTH Mortgage, LLC is not subject to income taxes but is, however, subject to annual LLC franchise taxes and LLC fees. These taxes and fees are included in other income and expense in the statements of income.

NOTE 3 – CONCENTRATION OF CREDIT RISK

The Company maintains its cash in bank depository accounts with financial institutions, which may at times exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk to cash.

Because of the nature of the mortgage business, MTH is marketing to builders, primarily Meritage Homes (a related party), within the States of Arizona, California, Colorado, Texas, North Carolina, South Carolina, Tennessee and Florida. In the event of a major downturn within these markets, the operations of MTH could be adversely affected.

MTH Mortgage, LLC

NOTES TO FINANCIAL STATEMENTS - CONTINUED

December 31, 2014 and 2013

NOTE 3 – CONCENTRATION OF CREDIT RISK - Continued

For years ended December 31, 2014 and 2013, the Company had accounts receivable due from loanDepot dba imortgage (a related party) totaling $1,508,529 and $648,944, respectively, which represents substantially all of the total outstanding accounts receivable.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31:

	2014	2013
Furniture and fixtures	$172,641	$45,736
Equipment	51,737	118,984
Leasehold improvements	102,013	102,012
	326,391	266,732

Less: accumulated depreciation	(244,883)	(217,978)

	$81,508	$48,754

The Company recognized $26,904 and $20,168 of depreciation expense for the years ended December 31, 2014 and 2013, respectively.

NOTE 5 – RELATED PARTY TRANSACTIONS

The Company entered into a software licensing agreement with imortgage on August 24, 2000. The terms of the agreement allow the Company to use the software of imortgage to help in the origination of mortgage applications. There is no fee for this agreement. Effective September 30, 2013, the software licensing agreement with imortgage was assigned to loanDepot dba imortgage in conjunction with the acquisition of imortgage by loanDepot.com, LLC.

The Company entered into a service agreement with imortgage on August 24, 2000. Under the terms of the agreement, imortgage will process all loan applications taken by the Company, provide accounting services and support, coordinate legal services, and provide any other administrative support needed by the Company. The cost to the Company is on a per loan basis of $600, calculated as: $225 processing fee and $375 administration fee. Effective September 30, 2013, the service agreement with imortgage was assigned to loanDepot dba imortgage in conjunction with the acquisition of imortgage by loanDepot.com, LLC. Effective March 1, 2014 the cost to the Company on a per loan basis increased to $800, calculated as: $300 processing fee and $500 administration fee.

MTH Mortgage, LLC

NOTES TO FINANCIAL STATEMENTS - CONTINUED

December 31, 2014 and 2013

NOTE 5 – RELATED PARTY TRANSACTIONS - Continued

Total processing fee expense for the years ended December 31, 2014 and 2013 was $936,900 and $599,400, respectively and is recorded in direct expense to broker loans in the statements of income. Total administration fee expense for the years ended December 31, 2014 and 2013 was $1,561,500 and $999,000 respectively, and is recorded in direct expense to broker loans in the statements of income. For year ended December 31, 2014 and 2013, the Company had payables due to loanDepot dba imortgage (a related party) totaling $466,261 and $0, respectively, which represents outstanding direct expense to broker loans as well as expense paid by loanDepot dba imortgage on behalf of the Company.

The Company provides loan origination services to imortgage (January 1, 2013 to September 30, 2013) and loanDepot.com, LLC dba imortgage (October 1, 2013 to December 31, 2013 and for the year ended 2014), which generated $26,515,232 and $24,345,028 in revenue from lender fees from imortgage and loanDepot dba imortgage for the years ended December 31, 2014 and 2013, respectively. Accounts receivable due from loanDepot dba imortgage are noted in Note 3 above.

The Company also sub-leases several facilities from Meritage Homes and its subsidiaries (see Note 6).

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Operating leases

The Company leases office space in Dallas, Texas from a non-related party under an agreement that expires on January, 23 2015, and has since been terminated. At December 31, 2014, the monthly base rent under the agreement is $2,400.

The Company sub-leases its corporate headquarters from Meritage Homes (a related party) and twelve offices from subsidiaries of Meritage Homes (related parties), under both month-to-month and non-cancellable lease agreements. For the years ended December 31, 2014 and 2013, the Company paid approximately $268,630 and $189,257, respectively, in base rent under these agreements. At December 31, 2014, the average monthly base rent per office space was $2,510.

MTH Mortgage, LLC

NOTES TO FINANCIAL STATEMENTS - CONTINUED

December 31, 2014 and 2013

NOTE 6 – COMMITMENTS AND CONTINGENCIES - Continued

Operating leases (continued)

Future minimum lease payments, under non-cancellable leases, are summarized in the table below.

Years Ending December 31,

2017	170,456	—	170,456
2018	114,910	—	114,910
2019	85,006
Thereafter	336,675	—	336,675

	$1,055,064	$2,400	$1,057,464

Rent expense for operating leases was $351,033 and $190,382 during the years ended December 31, 2014 and 2013, respectively.

Legal matters

The Company is subject to claims and/or threatened legal actions, which arise out of the normal course of business. In the opinion of management, based on discussions with legal counsel, the disposition of these actions and other such matters are not expected to have a material effect on the Company’s financial statements.

NOTE 7 – MEMBERS’ EQUITY

Capital contributions

Under the Operating Agreement for MTH, the Company’s capital account shall never be less than 110% of the amount required to obtain and maintain a license as a broker under the laws of any state where the Company does business (“Minimum Amount”). Members shall contribute additional capital to the Company in order to maintain the Minimum Amount of capital in proportion to their respective ownership interest percentage. For the years ended December 31, 2014 and 2013, no additional capital contributions were required from members.

MTH Mortgage, LLC

NOTES TO FINANCIAL STATEMENTS - CONTINUED

December 31, 2014 and 2013

NOTE 7 – MEMBERS’ EQUITY - Continued

Liability of members

The Operating Agreement establishes limitations of members’ liability for each member. No member shall be liable for the debts, liabilities, contracts, or any other obligations of the Company, except as agreed upon in writing signed by the members. Members shall be liable only to make their initial and Minimum Amount capital contributions required by the Operating Agreement and no member shall be required to make any other capital contributions or to loan any amounts to the Company. In addition, no member shall have any personal liability for the repayment of capital contributions or loans of the other member or be obligated to restore any negative balance in such member’s capital account, whether upon liquidation of the Company or otherwise.

Distribution of net profits

Under the Operating Agreement, distributions to members shall be made monthly; to the extent the Company has distributable net profits after creating adequate reserves for operating expenses and capital improvements, and provided that no distribution shall be made which will reduce the Company’s capital below the Minimum Amount. For the years ended December 31, 2014 and 2013, distributions to members totaled $20,374,009 and $12,831,819, respectively. At December 31, 2014 and 2013, distributions payable to members was $2,908,384 and $0, respectively.

NOTE 8 – SUBSEQUENT EVENTS

Management has evaluated subsequent events through February 9, 2015, the date the financial statements were available to be issued.